EXHIBIT 99.1

Matritech Presents Improved Method for Detecting the NMP66™ Complex in the Blood of Women with Breast Cancer at the San Antonio Breast Cancer Symposium

NEWTON, Mass. —December 9, 2005--Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, presented an improved method of detecting the NMP66™ nuclear matrix protein complex in serum from women with breast cancer. The study data were presented in a poster session during the 2005 San Antonio Breast Cancer Symposium (SABCS) in San Antonio, Texas.

Matritech scientists have developed several methods to detect the NMP66 complex in serum including an immunoassay and a Reverse Transcriptase-Polymerase Chain Reaction (RT-PCR) procedure. The scientists have continued to work on assay optimization including the development of methods to increase the sensitivity of the immunoassay. The results of one such method, which concentrates the NMP66 complex from a blood sample, were highlighted in the San Antonio presentation.

The new concentration method reported in the SABCS poster employed an anti-sense affinity capture (AAC) procedure. The AAC method was used in a proof of concept study comparing samples from women with no breast disease to women with breast cancer. After the samples underwent the AAC concentration step, they were tested by RT-PCR. In a cohort of eight specimens, the NMP66 complex was found in each cancer patient and was absent in each of the healthy subjects. Matritech scientists plan to test additional samples using the combination of the AAC-concentration method and the NMP66 immunoassay.

The poster entitled “Evaluation of Immunoassay and RT-PCR Methods for Detection of the NMP66™ Complex for Diagnosis of Breast Cancer,” also included results produced by immunoassay in which the mean value of the NMP66 marker in the cohort of all cancer samples was higher than those with benign or no breast disease. Additionally, the relative risk, or likelihood, that cancer was present, was greater for serum samples positive for the NMP66 marker compared to those that were negative. There was a 67% greater likelihood of cancer being present when the test was positive compared to cancer being present when the test was negative among patients who had clinical or biopsy confirmation of breast disease. This effect was even greater for postmenopausal women, among whom there was a 75% greater likelihood of cancer being present upon pathological confirmation when the immunoassay result was positive. While these results are encouraging, Matritech scientists are continuing their work on assay optimization.

“We are very pleased to see that our NMP66 breast cancer work has been selected for presentation in this prestigious peer reviewed forum,” said Stephen D. Chubb, Matritech’s Chairman and CEO. “The assay improvements our scientists have developed in the NMP66 breast cancer program are positive steps toward the completion of our goal of an immunoassay for breast cancer.”

About NMP66™ Proteins and Breast Cancer
The NMP66 breast cancer program in development is based on Matritech’s proprietary nuclear matrix protein (NMP) technology. NMPs comprise the protein framework that organizes DNA inside the cell. They change in amount in cancerous cells, making them excellent markers for a variety of cancers. NMPs are found in body fluids, are highly accurate and can be detected in a minimally invasive manner.

Matritech scientists, using a research mass spectrometer, discovered the existence of certain proteins (NMP66) in the blood of breast cancer patients that were generally not present in the blood of women without detectable breast malignancy. Using both immunoassay and reverse transcriptase polymerase chain reaction (RT-PCR) methods, the Company’s scientists are continuing to refine the methods for detecting the NMP66 complex in the blood of women with breast cancer. The RT-PCR assay is designed to measure a unique RNA sequence associated with the NMP66 complex. Additional studies are being conducted to optimize the methods for analysis and detection.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22®Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22®BladderChek® Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22® Test Kit and NMP22® BladderChek® Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements relate to the Company's current expectations regarding technology development and the prospects for developing a new breast cancer diagnostic test incorporating the Company’s technology. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, in particular in its research and development program and product commercialization process. These include but are not limited to, risks related to technical obstacles encountered by the Company or its partners in completing development of new products, reproducibility of research results in clinical trials, delays in, or denials of, FDA and other regulatory approvals, competitive products and technical developments, general business and economic conditions and those other risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its technology development or product commercialization will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.
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Contact:
Kathleen O'Donnell
617-928-0820 x270